Exhibit 10.36
FORWARD AIR CORPORATION
NOTICE OF GRANT OF NONQUALIFIED STOCK OPTIONS

The Participant has been granted an award (the “Award”) of nonqualified stock options (each, an “Option,” and collectively, the “Options”) to purchase all or any part of the number of common shares (the “Shares”) set forth below of Forward Air Corporation, a Tennessee corporation (the “Company”), pursuant to the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”) and the Employee Nonqualified Stock Option Agreement attached hereto (the “Agreement”). Each Option, once vested and exercisable, enables the purchase of one Share from the Company at the option price specified below, subject to the provisions of the Agreement.

Participant:	_________________________	Employee ID:
Grant Date:	February __, 20__	Grant No.:
Number of Options:	[_______________], subject to adjustment as provided by the Plan.
Option Price:	$____ per Share
Vesting Schedule:[1]
None of the Options are vested nor exercisable as of the Grant Date, and they are forfeitable until vested. So long as the Participant’s Service with the Company is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur, one-third (1/3rd) of the Options will become vested and exercisable on each of the following dates:

	Vesting Date	Cumulative Percentage of the Options That May Be Exercised
	February __, 20__	33-1/3%
	February __, 20__	66-2/3%
	February __, 20__	100%
The Award Agreement provides additional details regarding vesting of the Options.
Expiration Date:	The Options, if not sooner exercised, forfeited or otherwise terminated, expire on ____________, 20__.
Recoupment Policy:	The Award shall be subject to the terms and conditions of such policy on the recoupment of incentive compensation as shall be adopted by the Company to implement the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

    By their signatures below, the Company and the Participant agree that the Award is governed by this Notice of Grant of Nonqualified Stock Options and by the provisions of the Plan and the Agreement, both of which are made a part of this document. The Participant acknowledges receipt of a copy of the Plan, the Agreement and the prospectus for the Plan, represents that the Participant has read and is familiar with the provisions of the Plan and the Agreement, and hereby accepts the Award subject to all of its terms and conditions. In order for the grant of the Options to be effective, the Participant must indicate his or her acceptance of the Options by signing and delivering this Notice of Grant of Nonqualified Stock Options to Administrator of the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan, c/o Staff Accountant, Accounting Department, 1915 Snapps Ferry Road, Bldg. N, Greeneville, Tennessee 37745 by no later than ___________, 20__.

FORWARD AIR CORPORATION                PARTICIPANT

By:

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Approved 2-7-22

                            Signature

Its:
                            Date

ATTACHMENT: Employee Nonqualified Stock Option Agreement

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Exhibit 10.36
FORWARD AIR CORPORATION
EMPLOYEE NONQUALIFIED STOCK OPTION AGREEMENT

Forward Air Corporation, a Tennessee corporation (the “Company”), has granted to the Participant named in the Notice of Grant of Nonqualified Stock Options (the “Grant Notice”) to which this Employee Nonqualified Stock Option Agreement (the “Agreement”) is attached an Award consisting of stock options (the “Options”) subject to the terms and conditions set forth in the Grant Notice and this Agreement. The Award has been granted pursuant to the Forward Air Corporation 2016 Omnibus Incentive Compensation Plan (the “Plan”), as amended to the Grant Date, the provisions of which are incorporated herein by reference.

1.    Terminology. Unless otherwise defined herein, including within the Glossary at the end of this Agreement, capitalized terms shall have the meanings assigned to such terms in the Grant Notice or the Plan.

2.    Tax Status of Options. The Options are nonqualified stock options that are not intended to qualify as incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement shall be so construed. The Company does not warrant any particular tax consequences of the Options. Upon exercise of the Options, you will recognize compensation income in an amount equal to the excess of the then Fair Market Value of the Shares over the Option Price of the Shares and must comply with the provisions of Section 6(f) of this Agreement with respect to any tax withholding obligations that arise as a result of such exercise.

3.    Option Price. The purchase price per Share shall be the "Option Price" as set forth on the Grant Notice, representing one hundred percent (100%) of the Fair Market Value of a Share as determined pursuant to the Plan as of the Grant Date set forth on the Grant Notice.

4.    Term of Option. The term of the Options shall commence on the Grant Date and all rights to purchase Shares hereunder shall cease at 5:00 p.m. U.S. Eastern Time on the Expiration Date set forth on the Grant Notice, subject to earlier termination as provided in the Plan and this Agreement.

5.    Vesting.

(a)    Vested Status upon Grant Date. All of the Options are nonvested and forfeitable as of the Grant Date. For clarity, as used in this Agreement, the term “vest” means that the Options become exercisable for the purchase of Shares. The fact that an Option has become vested does not mean or otherwise indicate that you have an unconditional or nonforfeitable right to such Option. A vested Option remains subject to the terms, conditions and forfeiture provisions provided for in the Plan and in this Agreement.

(b)    Vesting Schedule. So long as your Service is continuous from the Grant Date through the applicable date upon which vesting is scheduled to occur and the performance condition(s) (if any) set forth on the Grant Notice are satisfied, as further detailed on the Grant Notice, the Options will vest and become exercisable on the vesting dates as set forth in the correlating Grant Notice.

(c)    Vesting upon Death or Disability. All of the Options that have not already vested or been previously forfeited will vest and become exercisable upon your death or termination of Service due to your Disability.

(d)    Double-trigger Vesting. If a Change in Control occurs, the vesting and exercisability of the Options shall not be altered or accelerated solely as a result of such occurrence unless otherwise determined by the Administrator in its discretion, and the Options may be assumed or an equivalent award substituted by the successor corporation to the Company or a parent or subsidiary of such successor corporation (each such assumed or equivalent substituted award, a “Substitute Award”). If a Substitute Award is not issued nor the Options assumed in connection with the Change in Control, as determined in the discretion of the Administrator, then the Administrator shall provide for full vesting and exercisability of the outstanding Options immediately before the effective time of the Change in Control. In the event that you suffer an Involuntary Termination coincident with or within 24 months following the occurrence of a Change in Control, the outstanding Options or Substitute Award, to the extent not previously vested nor earlier forfeited or terminated, shall become fully vested and exercisable as of the date of such Involuntary Termination.

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Approved 2-7-22

6.    Exercise of Options.

(a)    Exercisability. None of the Options are exercisable as of the Grant Date. The Options will become exercisable as and when they vest as set forth in Section 5 above.

(b)    Option Exercise Rights.

(i)    You may exercise the Options, to the extent they have become exercisable, on any business day on or before the Expiration Date or the earlier termination of the Options, unless otherwise provided under applicable law. For this purpose, a business day is any day, other than a weekend or U.S. federal holiday, on which Forward Air Corporation’s principal executive offices (currently in Greeneville, Tennessee) are open for business. You are not required to exercise your Options when they vest. Vested Options will accumulate and be exercisable by you, in whole or in part, at any time before the Options expire or are otherwise forfeited or terminated.

(ii)    Notwithstanding the foregoing, if at any time the Administrator determines that the delivery of Shares under the Plan or this Agreement is or may be unlawful under the laws of any applicable jurisdiction, or federal, state or foreign (non-United States) securities laws, your right to exercise the Options or receive Shares pursuant to the Options will be suspended until the Administrator determines that such delivery is lawful. Likewise, if at any time the Administrator determines that the delivery of Common Stock under the Plan or this Agreement is or may violate the rules of the national securities exchange on which the Shares are then listed for trade, your right to exercise the Options or receive Shares pursuant to the Options will be suspended until the Administrator determines that such exercise or delivery would not violate such rules. Any suspension of your right to exercise the Options under this paragraph will not extend the Expiration Date of the Options and your Options could expire unexercisable during such a suspension.

(iii)    Section 7 and Section 8 below describe certain limitations on exercise of the Options that apply in the event of your death, Disability, or termination of Service which limitations could terminate your right to exercise the Options earlier than the Expiration Date.

(iv)    You may exercise the Options only in multiples of whole shares. No fractional Shares will be issued under the Options.

(c)    Exercise Procedure. In order to initiate an exercise of your Options, you must deliver the following items to the Secretary of the Company or his or her delegate:

(i)    an exercise notice, in such manner and form (including, without limitation, electronic on-line format) as the Administrator may require from time to time, that specifies the number of Shares you then desire to purchase under the Options and your method of payment of the aggregate Option Price; and

(ii)    full payment of the aggregate Option Price for the Shares specified in the exercise notice or properly executed, irrevocable instructions, in such manner and form as the Administrator may require from time to time, to effectuate a broker-assisted cashless exercise, each in accordance with Section 6(e) of this Agreement.

(d)    Date Exercise becomes Effective.

    (i)    Your exercise will become effective (the “Exercise Date”) as follows, provided that such exercise otherwise is permitted under and complies with all applicable laws:

    (A)    on the date on which both the exercise notice and payment of the aggregate Option Price is received by the Secretary of the Company or his or her delegate, if such items are received by 5:00 p.m. U.S. Eastern Time on a business day;

    (B)    on the first business day after the date on which both the exercise notice and payment of the aggregate Option Price is received by the Secretary of the Company or his or her delegate, if such items are received after 5:00 p.m. U.S. Eastern Time or are received on a day that is not a business day; or

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    (C)    on the date on which the sale of Shares is executed via a broker-assisted cashless exercise, as confirmed by the brokerage firm, if the exercise notice is accompanied by instructions to effectuate a broker-assisted cashless exercise.

    (ii)    You are responsible for ensuring that your exercise notice and payment of the aggregate Option Price or instructions to effectuate a broker-assisted cashless exercise are received by the Secretary of the Company or his or her delegate, with sufficient time to enable the Exercise Date to occur in accordance with the foregoing rules before the Options expire, are forfeited or otherwise terminated. Because The Nasdaq Stock Market closes at 4:00 p.m. U.S. Eastern Time, any broker-assisted cashless exercise instruction received by the Secretary of the Company or his or her delegate, after 4:00 p.m. U.S. Eastern Time cannot be processed until the next business day on which The Nasdaq Stock Market is open for trading. If your broker-assisted cashless exercise instruction results in the sale of Shares over a number of days, each day on which a sale occurs will constitute the Exercise Date of the Options with respect to the Shares sold on such day.

(e)    Methods of Payment.

    (i)    You may pay the aggregate Option Price for the shares specified in the exercise notice by:

    (A)    delivering cash, wire or fund transfer, check, bank draft, postal or express money order payable to the order of the Company, or other cash equivalent acceptable to the Administrator in its discretion, in each such case in currency acceptable to the Administrator;
    (B)    executing a broker-assisted cashless exercise, through a "same day sale" commitment, in accordance with Regulation T of the Board of Governors of the Federal Reserve System through a brokerage firm designated or approved by the Administrator that is a member of the Financial Industry Regulatory Authority (a “FINRA Dealer”), under which the FINRA Dealer is irrevocably instructed to deliver to the Company on your behalf an amount, in cash or acceptable cash equivalents, sufficient to pay the aggregate Option Price for the Shares you then desire to purchase under the Options (plus applicable Withholding Taxes, if any), and the Company is instructed to deliver the Shares to the FINRA Dealer upon receipt of such amount;
    (C)    unless Iimited by the Administrator, tendering to the Company (via attestation in a form satisfactory to the Administrator) other unrestricted Shares owned by you, in which case the Company will attribute to the tendered Shares a value equal to the closing price per Share for the regular market session of The Nasdaq Stock Market (or the principal market for the Shares as determined by the Administrator if the Shares are not listed for trade on The Nasdaq Stock Market or are listed or admitted to trading on more than one exchange or market) on the Exercise Date or, if no sale is reported for that date, on the last preceding day on which a sale was reported, all as reported by such source as the Administrator may select;
    (D)    unless Iimited by the Administrator, electing net share settlement;
    (E)    by cancellation of indebtedness of the Company to you;
    (F)    by waiver of compensation from the Company due or accrued to you for services rendered;
    (G)    any other method approved by the Administrator; or
    (H)    any combination of the foregoing.

(ii)    The Administrator in its discretion may place limitations on the extent, if any, to which you may pay the aggregate Option Price by tendering Shares or electing net share settlement, and in no event may you pay the Option Price through either of those two methods if you are a resident of Canada. If the Shares tendered or withheld are insufficient in value to pay the aggregate Option Price, you must deliver the net unpaid amount to the Secretary of the Company or his or her delegate on the Exercise Date in cash or in one of the specified forms of acceptable cash equivalents; provided, however, that if the net unpaid amount is less than the value of one Share and you are not an executive officer of the Company, the Company may allow you to pay such amount by having it withheld from your next paycheck.

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(f)    Tax Withholding. By accepting the Options, you agree to make adequate provision for foreign (non-United States), federal, state and local taxes and social insurance contributions (collectively, “Withholding Taxes”) required by law to be withheld, if any, which arise in connection with the Options. The Company shall have the right to deduct from any compensation or any other payment of any kind due you (including withholding the issuance or delivery of Shares under the Options) the amount of any Withholding Taxes required by law to be withheld as a result of the grant, vesting or exercise of the Options, in whole or in part, or as otherwise may be required by applicable law. In lieu of such deduction, the Company may require you to make a cash payment to the Company equal to the amount required to be withheld. If you do not make such payment when requested, the Company may refuse to issue any Shares or deliver any stock certificate under this Agreement or otherwise release for transfer any such Shares until arrangements satisfactory to the Company for such payment have been made. The Company may, in its sole discretion, permit or require you to satisfy, in whole or in part, any Withholding Tax obligation which may arise in connection with the Options either by having the Company withhold from the Shares to be issued upon exercise that number of Shares, or by delivering to the Company already-owned unrestricted Shares, in either case having a fair market value equal to the amount necessary to satisfy the withholding amount due.

(g)    Issuance of Shares upon Exercise. The Company will issue to you the Shares underlying the Options you exercise as soon as practicable after the exercise date, subject to the Company’s receipt of the aggregate Option Price and the requisite Withholding Taxes, if any. Unless and until you request the Company to deliver a share certificate to you, or deliver Shares electronically or in certificate form to your designated broker, bank or nominee on your behalf, the Company will retain the Shares that you purchased through exercise of the Options in uncertificated book entry form. Any share certificates delivered will, unless the Shares are registered or an exemption from registration is available under applicable federal and state law, bear a legend restricting transferability of such Shares.

7.    Forfeiture of Options upon Termination of Service. If your Service ceases for any reason, all Options that are not then vested, after giving effect to the applicable provisions of Section 5 above, will be immediately forfeited upon such cessation for no consideration. If your Service terminates for Cause, the Options, to the extent not theretofore exercised, shall terminate for no consideration on the date of your termination of Service regardless of their vested status.

8.    Exercise Periods upon Termination of Service.

    (a)    Termination of Service. Except as provided otherwise in this Agreement, your vested Options will terminate 90 days after the date on which your Service terminates, but in no event later than the Expiration Date.

    (b)    Involuntary Termination Following a Change in Control. In the event that you suffer an Involuntary Termination coincident with or within 24 months following the occurrence of a Change in Control, your vested Options may be exercised for a period of 90 days from the date of such Involuntary Termination or until the Expiration Date set forth on the Grant Notice, whichever period is shorter.

    (c)    Retirement. If your Service terminates by reason of your Retirement, your Options may thereafter be exercised, to the extent vested at the time of such Retirement, for a period of 5 years from the date your Service terminated or until the Expiration Date, whichever period is shorter.

    (d)    Disability. If your Service terminates by reason of your Disability, your vested Options may thereafter be exercised for a period of 12 months from the date your Service terminated or until the Expiration Date, whichever period is shorter.

    (e)    Death. If your death occurs prior to your termination of Service or during any of the periods described in Sections 8(a), 8(b), 8(c), or 8(d) of this Agreement during which your vested Options remained exercisable by you, then your estate, personal representative or any beneficiary, heir or legatee to whom the Options have been transferred will be permitted to exercise such vested Options for a period of 12 months from the date your Service terminated or until the Expiration Date, whichever period is shorter. Any person seeking to exercise your Options following your death must provide to the Company appropriate documentation as may be requested by the Administrator to establish your death and such person’s right to exercise the Options.

9.    Nontransferability. The Options are not transferable other than by will or the laws of descent and distribution, or, with the prior written consent of the Administrator, by you to a Family Member as a gift. The Administrator shall not permit any transfer of the Options for value and shall not permit any transfer of the Options pursuant to a domestic relations order in settlement of marital property rights. The Options may be exercised during your lifetime, only by you or your Family Member to whom the Options have been transferred with the

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Administrator’s consent or, during the period you are under a legal disability, by your guardian or legal representative, unless otherwise determined by the Administrator. The Options shall not be subject in any manner to alienation, anticipation, sale, transfer, assignment, pledge, or encumbrance, except as otherwise determined by the Administrator. Any attempted assignment, transfer, pledge, hypothecation or other disposition of the Options contrary to the provisions hereof, and the levy of any execution, attachment or similar process upon the Options, shall be null and void and without effect.

10.    Adjustments for Corporate Transactions and Other Events.

(a)    Mandatory Adjustments. In the event of a merger, consolidation, stock rights offering, liquidation, statutory share exchange or similar event affecting the Company (each, a “Corporate Event”) or a stock dividend, stock split, reverse stock split, separation, spinoff, reorganization, extraordinary dividend of cash or other property, share combination or subdivision, or recapitalization or similar event affecting the capital structure of the Company (each, a “Share Change”), the Administrator shall make equitable and appropriate substitutions or proportionate adjustments to the number of outstanding Options, the Option Price per Share, and the number of Options eligible to vest on each subsequent vesting date under the vesting schedule set forth on the Grant Notice to reflect such event; provided, however, that any fractional Options resulting from any such adjustment shall be eliminated. Adjustments under this paragraph will be made by the Administrator, whose determination as to what adjustments will be made and the extent thereof will be final, binding and conclusive.

(b)    Discretionary Adjustments. In the case of Corporate Events, the Administrator may make such other adjustments to outstanding Options as it determines to be appropriate and desirable, which adjustments may include, without limitation, (i) the cancellation of outstanding Options in exchange for payments of cash, securities or other property or a combination thereof having an aggregate value equal to the value of such Options, as determined by the Administrator in its sole discretion (it being understood that in the case of a Corporate Event with respect to which shareholders of the Company receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Administrator that the value of an Option shall for this purpose be deemed to equal the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Event over the Option Price per Share of such Option shall conclusively be deemed valid and that any Option may be cancelled for no consideration upon a Corporate Event if its Option Price per Share is not less than the value of the consideration being paid for each Share pursuant to such Corporate Event), (ii) the substitution of securities or other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Options, and (iii) the substitution of equivalent awards, as determined in the sole discretion of the Administrator, of the surviving or successor entity or a parent thereof.

(c)    Dissolution or Liquidation. Unless the Administrator determines otherwise, all of the Options shall terminate upon the dissolution or liquidation of the Company.

(d)    Change in Control. Notwithstanding anything in this Agreement or the Plan to the contrary, in the event that a Change in Control occurs, outstanding Options will terminate upon the effective time of such Change in Control unless provision is made in connection with the transaction for the continuation or assumption of such Options by, or for the substitution of equivalent options, as determined in the sole discretion of the Administrator, of, the surviving or successor entity or a parent thereof. In the event of such termination, (i) the outstanding Options that will terminate upon the effective time of the Change in Control shall, immediately before the effective time of the Change in Control, become fully exercisable, (ii) you will be permitted, immediately before the Change in Control, to exercise the Options, and (iii) the Administrator may take any of the actions set forth in Section 9(a) and 9(b) with respect to any or all of the Options. Implementation of the provisions of the immediately foregoing sentence shall be conditioned upon consummation of the Change in Control.

11.    Rights as Stockholder. You shall not have any of the rights of a shareholder with respect to the Shares subject to purchase under the Options until such Shares have been issued to you upon the due exercise of the Options. No adjustment will be made for dividends or distributions or other rights for which the record date is prior to the date such Shares are issued to you.

12.    The Company’s Rights. The existence of the Options will not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or other stocks with preference ahead of or convertible into, or otherwise affecting the Shares or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

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13.    Notice. All notices and other communications made or given pursuant to this Agreement shall be in writing and shall be sufficiently made or given if hand delivered or mailed by certified mail, addressed to you at the address contained in the records of the Company, or addressed to the Administrator, care of Forward Air Corporation, Attention: Legal Department, 1915 Snapps Ferry Road, Bldg. N, Greeneville, Tennessee 37745 or, if the receiving party consents in advance, transmitted and received via telecopy or via such other electronic transmission mechanism as may be available to the parties.

14.    No Agreement to Employ. Nothing in the Plan or this Agreement shall alter your employment status with the Company, nor be construed as a contract of employment between the Company and you, or as a contractual right of you to continue in the employ of the Company for any period of time, or as a limitation of the right of the Company to discharge you at any time with or without cause or notice, subject to applicable law, and whether or not such discharge results in the forfeiture of any Options or any other adverse effect on your interests under the Plan.

15.    Market Standoff Agreement. You agree in connection with any registration of the Company’s securities that, upon the request of the Company or the underwriters managing any public offering of the Company’s securities, you will not sell or otherwise dispose of any Shares without the prior written consent of the Company or such underwriters, as the case may be, for a period of time (not to exceed 120 days) from the effective date of such registration as the Company or the underwriters may specify.

16.    Stop-Transfer Notices. You understand and agree that, in order to ensure compliance with the restrictions referred to herein, the Company may issue appropriate "stop-transfer" instructions to its transfer agent, if any, and that, if the Company transfers its own securities, it may make appropriate notations to the same effect in its own records.

17.    Recoupment. Notwithstanding anything to the contrary in this Agreement, the Options (including any income, capital gains, proceeds realized or other economic benefit actually or constructively received by you upon the receipt, vesting or exercise of the Options, and your sale or other disposition of the Shares acquired through exercise of the Options) shall be subject to recovery under any clawback, recovery or recoupment policy which the Company may adopt from time to time, including without limitation the Company’s existing Recoupment Policy, as amended from time to time or any successor thereto, and any policy which the Company may be required to adopt under Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act or other applicable law, the rules and regulations of the U.S. Securities and Exchange Commission, or the requirements of any national securities exchange on which the Company’s Shares may be listed. By accepting the Options, you expressly acknowledge and agree that the Options are subject to the terms of the foregoing policies, whether retroactively or prospectively adopted, and agree to cooperate fully with the Administrator to facilitate the recovery of the Options, any Shares acquired through the exercise of the Options or proceeds realized from your sale or other disposition of the Shares acquired through exercise of the Options that the Administrator determines in its sole discretion is required or entitled to be recovered pursuant to the terms of such policies.

18.    Retention. Notwithstanding anything to the contrary in this Agreement, you acknowledge and agree that the terms and conditions of the Company’s existing Executive Stock Ownership and Retention Guideline, as amended from time to time or any successor thereto (the “Ownership Guideline”), are incorporated by reference into this Agreement and shall apply to the Options if you on the Grant Date are or subsequently become an employee who is subject to the Ownership Guideline.

19.    Electronic Delivery of Documents.

(a)    Methods of Delivery. The Company may from time to time electronically deliver, via e-mail or posting on the Company’s website, this Agreement, information with respect to the Plan or the Options, any amendments to the Agreement, and any reports of the Company provided generally to the Company’s shareholders. You may receive from the Company, at no cost to you, a paper copy of any electronically delivered documents. Requests should be made to the Secretary of the Company at 1915 Snapps Ferry Road, Bldg. N, Greeneville, Tennessee 37745 (Telephone: (423) 636 7000).

(b)    Consent and Acknowledgment. By your accepting the Grant Notice correlating to this Agreement, you (i) consent to the electronic delivery of this Agreement, all information with respect to the Plan and the Options and any reports of the Company provided generally to the Company’s shareholders; (ii) acknowledge that you may receive from the Company a paper copy of any documents delivered electronically at no cost to you by contacting the Company by telephone or in writing; (iii) further acknowledge that you may revoke your consent to the electronic delivery of documents at any time by notifying the Company of such revoked consent by telephone, postal service or electronic mail; and (iv) further acknowledge that you understand that you are not required to consent to electronic delivery of documents.

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20.    Amendment. Except as otherwise provided in the Plan, the Administrator may unilaterally amend the terms of this Agreement, but no such amendment shall materially impair your rights with respect to your Options without your consent, except such an amendment made to cause the Plan or the Agreement to comply with applicable law, applicable rule of any securities exchange on which the Shares are listed or admitted for trading, or to prevent adverse tax or accounting consequences for you or the Company or any of its Affiliates. The Company shall give written notice to you of any such alteration or amendment of this Agreement by the Administrator as promptly as practical after the adoption thereof. The foregoing shall not restrict the ability of you and the Company by mutual consent to alter or amend this Agreement in any manner which is consistent with the Plan and approved by the Administrator.

21.    Section 409A. This Agreement and the Options granted hereunder are intended to comply with, or otherwise be exempt from, Section 409A of the Code and shall be so construed. Nothing in the Plan or this Agreement shall be construed as including any feature for the deferral of compensation other than the deferral of recognition of income until the exercise of the Options. Should any provision of the Plan or this Agreement be found not to comply with, or otherwise be exempt from, the provisions of Section 409A of the Code, it may be modified and given effect, in the sole discretion of the Administrator and without requiring your consent, in such manner as the Administrator determines to be necessary or appropriate to comply with, or to effectuate an exemption from, Section 409A of the Code. The foregoing, however, shall not be construed as a guarantee by the Company of any particular tax effect to you.

22.    Governing Law. The validity, construction, and effect of this Agreement, and of any determinations or decisions made by the Administrator relating to this Agreement, and the rights of any and all persons having or claiming to have any interest under this Agreement, shall be determined exclusively in accordance with the laws of the State of Tennessee, without regard to its provisions concerning the applicability of laws of other jurisdictions. As a condition of this Agreement, you agree that you will not bring any action arising under, as a result of, pursuant to or relating to, this Agreement in any court other than a federal or state court in the districts which include Greeneville, Tennessee, and you hereby agree and submit to the personal jurisdiction of any federal court located in the district which includes Greeneville, Tennessee or any state court in the district which includes Greeneville, Tennessee. You further agree that you will not deny or attempt to defeat such personal jurisdiction or object to venue by motion or other request for leave from any such court.

23.    Resolution of Disputes. Any dispute or disagreement which shall arise under, or as a result of, or pursuant to or relating to, this Agreement shall be determined by the Administrator in good faith in its absolute and uncontrolled discretion, and any such determination or any other determination by the Administrator under or pursuant to this Agreement and any interpretation by the Administrator of the terms of this Agreement, will be final, binding and conclusive on all persons affected thereby. You agree that before you may bring any legal action arising under, as a result of, pursuant to or relating to, this Agreement you will first exhaust your administrative remedies before the Administrator. You further agree that in the event that the Administrator does not resolve any dispute or disagreement arising under, as a result of, pursuant to or relating to, this Agreement to your satisfaction, no legal action may be commenced or maintained relating to this Agreement more than 24 months after the Administrator’s decision is rendered.

24.    General. The Company shall at all times during the term of the Options reserve and keep available such number of shares of Common Stock as will be sufficient to satisfy the requirements of this Agreement, shall pay all original issue and transfer taxes with respect to the issue and transfer of shares pursuant hereto and all other fees and expenses necessarily incurred by the Company in connection therewith, and will from time to time use its best efforts to comply with all laws and regulations, which, in the opinion of counsel for the Company, shall be applicable thereto. To the extent that this Agreement conflicts with the terms of the Plan, the terms of the Plan shall control. The headings in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

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GLOSSARY

(a)    “Administrator” means the Compensation Committee of the Board of Directors of Forward Air Corporation, or such other committee(s) or officer(s) duly appointed by such Board or the Compensation Committee to administer the Plan or delegated limited authority to perform administrative actions under the Plan, and having such powers as shall be specified by such Board or the Compensation Committee; provided, however, that at any time the Board of Directors of Forward Air Corporation may serve as the Administrator in lieu of or in addition to the Compensation Committee or such other committee(s) or officer(s) to whom administrative authority has been delegated.

(b)    “Affiliate” means any entity, whether now or hereafter existing, which controls, is controlled by, or is under common control with, Forward Air Corporation or any successor to Forward Air Corporation. For this purpose, “control” (including the correlative meanings of the terms “controlled by” and “under common control with”) shall mean ownership, directly or indirectly, of 50% or more of the total combined voting power of all classes of voting securities issued by such entity, or the possession, directly or indirectly, of the power to direct the management and policies of such entity, by contract or otherwise.
(c)    “Cause” means any one or more of the following, as determined by the Administrator or its delegate in its sole discretion, which determination will be conclusive: (i) any act or omission by you which, if convicted by a court of law, would constitute a felony or a crime of moral turpitude; (ii) your dishonesty or material violation of standards of integrity in the course of fulfilling his or her employment duties to the Company or any Affiliate; (iii) your insubordination or a material violation of a material written policy of the Company or any Affiliate, violation of which would be grounds for dismissal under applicable Company policy; (iv) your willful, repeated failure to perform your employment duties (provided that such duties are ethical and proper under applicable law) in any material respect, after reasonable written notice of such failure and an opportunity to correct it under a circumstance where the conduct constituting “Cause” is reasonably open to a cure (for instance, where the conduct does not involve a violation of trust or otherwise adversely affect the relationship between you and the Company on a going-forward basis), and the period to correct shall be established by the Administrator; (v) any act or omission materially adverse to the interest of the Company or any Affiliate, or reasonably likely to result in material harm to the Company or any Affiliate; (vi) your failure to comply in any material respect with the Company’s Code of Business Conduct and Ethics or Insider Trading Policy, or willful, repeated failure to comply in any material respect with the Company’s Executive Stock Ownership and Retention Guidelines, if applicable; or (vii) failure to comply in any material respect with the Foreign Corrupt Practices Act, the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or any rules or regulations thereunder, or any similar, applicable statute, regulation or legal requirement.

(d)    “Change in Control” shall have the meaning ascribed thereto in the Plan.

(e)    “Company” means Forward Air Corporation and its Affiliates, except where the context otherwise requires. For purposes of determining whether a Change in Control has occurred, Company shall mean only Forward Air Corporation.

(f)    “Disability” means that you are (i) unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until your death or result in death, or (ii) determined to be totally disabled by the Social Security Administration or other governmental or quasi-governmental body that administers a comparable social insurance program outside of the United States in which you participate and which conditions the right to receive benefits under such program on your being unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to last until your death or result in death. The Administrator shall have sole authority to determine whether you have suffered a Disability and may require such medical or other evidence as it deems necessary to judge the nature and permanency of your condition.

(g)    “Executive Severance Plan” means the Company’s Executive Severance and Change in Control Plan or any successor plan thereto.

(h)    “Expiration Date” means the date set forth on the Grant Notice indicating when the Options expire if not sooner exercised, forfeited or otherwise terminated.

(i)    “Family Member” means any of your children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse (but expressly excluding ex-spouse), siblings, nieces, nephews, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any

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person sharing your household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or you) control the management of assets, and any other entity in which these persons (or you) own more than fifty percent (50%) of the voting interests.

(j)    “Involuntary Termination” means your termination of Service provided that such termination is either (i) initiated by the Company or a parent or subsidiary of the Company, or a successor to any such entity for a reason other than Disability, death, Retirement or for Cause, or (ii) initiated by you for Good Reason, as defined under the Executive Severance Plan with respect to a termination of employment following a Change Date, as defined in the Executive Severance Plan, and provided that you are a participant in the Executive Severance Plan at the time of such Involuntary Termination.

(k)    “Retirement” means your termination of Service with the Company and its Affiliates on or after attainment of age 65.

(l)    “Service” means your employment with the Company and its Affiliates. Your Service will be considered to have ceased with the Company and its Affiliates if, immediately after a sale, merger or other corporate transaction, the trade, business or entity with which you are employed or otherwise have a service relationship is not Forward Air Corporation or its successor or an Affiliate of Forward Air Corporation or Forward Air Corporation’s successor.

(m)    “Withholding Taxes” means any foreign (non-United States), federal, state and local taxes and social insurance contributions required by law to be withheld.

(n)    “You”; “Your”. You means the recipient of the Options as reflected in the Grant Notice. Whenever the word “you” or “your” is used in any provision of this Agreement under circumstances where the provision should logically be construed, as determined by the Administrator, to apply to the estate, personal representative, or beneficiary to whom the Options may be transferred by will or by the laws of descent and distribution, the words “you” and “your” shall be deemed to include such person.

{End of Agreement}

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